Exhibit 10.88
SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated October 14, 2009, between Syntroleum Corporation, a Delaware corporation (the “Company”) and, Fletcher International, Ltd., a company domiciled in Bermuda (the “Purchaser”).
RECITALS
WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, authorized but unissued shares of Common Stock upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Company and the Purchaser have executed and delivered that certain Settlement Agreement of even date herewith (the “Settlement Agreement”), which Settlement Agreement releases all obligations and claims evidenced by, under, relating to or arising out of that certain Agreement dated as of November 18, 2007 by and between the Company and the Purchaser, including all amendments and supplements thereto, and all related documents, certificates and instruments (collectively, the “Prior Agreement”), and releases the Company, the Purchaser and their employees, Affiliates, representatives, stockholders, directors and agents of all obligations, action, claims, causes of action, losses, controversies, agreements and demands arising thereunder, including without limitation all claims arising out of Civil Action No. 08-cv-5851, Fletcher International, Ltd. vs. Syntroleum Corporation, in the United States District Court for the Southern District of New York.
AGREEMENT
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:
ARTICLE I.
DEFINITIONS
1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:
“Acquiring Person” means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, (v) in the case of a capital reorganization or reclassification of the Common Stock pursuant to which the shareholders of the Company immediately prior to such reorganization or reclassification do not beneficially own at least fifty percent (50%) of each class of voting securities of the Company outstanding immediately following such reorganization or reclassification, the Company, or (vi) if the holders of Common Stock are to receive securities of a Person that controls the Person that would be otherwise treated as the Acquiring Person directly or indirectly through one or more intermediaries, then such controlling Person shall be treated as the Acquiring Person for the other provisions of this Agreement.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act. With respect to the Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Purchaser will be deemed to be an Affiliate of the Purchaser.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York or Nasdaq is closed.
“Change of Control” means:
(i) an acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its parent, subsidiary or affiliate (each as defined in Rule 12b-2 of the Exchange Act),
(ii) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions,
(iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or
(iv) a capital reorganization or reclassification of the Common Stock pursuant to which the shareholders of the Company immediately prior to such reorganization or reclassification do not beneficially own at least fifty percent (50%) of each class of voting securities of the Company outstanding immediately following such reorganization or reclassification. Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.
“Code” means the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder.
“Common Stock” means common stock of the Company, $0.01 par value per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Registration Statement” means that registration statement on Form S-3 filed March 12, 2009 by the Company with the SEC, as amended (Registration No. 333-157879), along with any amendments and supplements thereto and any replacement registration statement with respect thereto.
“Initial Closing Shares” means the shares of Common Stock issued to the Purchaser in the Initial Closing pursuant to this Agreement and upon the exercise of the Initial Closing Warrant.
“Material Adverse Effect” means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement and the Warrants, or the Existing Registration Statement or Prospectus, or (C) the Company’s ability to perform fully on a timely basis its obligations under the Agreement or the Warrants.
“Nasdaq” shall mean the Nasdaq Capital Market, but if the Nasdaq Capital Market is not then the principal U.S. trading market for the Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. trading market on which the Common Stock, or such other applicable common stock, is then traded.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” means the shares of Common Stock issued or issuable to the Purchaser pursuant to this Agreement and the Warrants.
“Subsequent Closing Shares” means the shares of Common Stock issued to the Purchaser in a Subsequent Closing pursuant to this Agreement and upon the exercise of a Subsequent Closing Warrant.
“Tax Affiliate” means any Person in which the Purchaser, directly or indirectly through one or more intermediaries, owns any equity interest.
“Tax Covenants” means Sections 4.2(a), (b), (c) and (d) of this Agreement.
“Transaction Documents” means this Agreement, the Warrants, and any other documents or agreements executed and delivered in connection with the transactions contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE
2.1 Closings.
(a) Initial Closing. Subject to the terms and conditions set forth in this Agreement, the initial purchase and sale of shares of Common Stock (the “Initial Closing”) shall take place at 9:30 a.m., New York City time, on October 14, 2009 unless the Purchaser and the Company shall mutually agree on a different date and time (the “Initial Closing Date”). At the Initial Closing, the Company shall issue and the Purchaser shall acquire from the Company:
(i) 1,513,833 shares of Common Stock at a price per share equal to $2.6423 (“Per Share Purchase Price”). The purchase price shall be paid at the Initial Closing by wire transfer as directed by the Company; and
(ii) a warrant in the form attached hereto as Annex A (the “Initial Closing Warrant”). The Warrant delivered at the Initial Closing shall cover 1,892,291 shares of Common Stock and shall be exercisable at a per share price of $3.3029.
(b) Subsequent Closing. Until 6:00 p.m., New York City time on June 30, 2010 (the “Expiration Date”), the Purchaser shall have the right to purchase at the Per Share Purchase Price (subject to adjustment pursuant to Sections 2.1(d) and 4.5(b)(iii)(C) hereof) up to a maximum of $8,000,000.00 of Common Stock from the Company at up to two closings of a minimum of $4,000,000.00 for the first such closing and up to the remainder of the $8,000,000.00, if any, at the second such closing (each a “Subsequent Closing” and together with the Initial Closing, each a “Closing”).
(i) To exercise the right to purchase shares of Common Stock in a Subsequent Closing, the Purchaser shall deliver a notice in the form attached hereto as Annex B (the “Purchaser Notice”) to the Company at least three (3) Business Days prior to the Expiration Date; provided, however, that the Purchaser shall not be entitled to deliver a Purchaser Notice (A) if the Purchaser shall have breached any of the Tax Covenants; (B) if (1) the Purchaser shall have materially breached any of its obligations (other than the Tax Covenants) under this Agreement or the Warrants (as defined below), (2) such breach caused material damage or loss to the Company, and (3) an investment by the Purchaser at a Subsequent Closing would cause the Company additional material damage or loss; or (C) if the sale of the Subsequent Closing Shares to the Purchaser would result in the breach of Section 4.2(a) of this Agreement (each of the conditions specified in (A), (B) and (C) being referred to herein as the “Non-Exercise Conditions”).

(ii) Subject to (i) above, the date of a Subsequent Closing shall be set forth in the Purchaser Notice delivered in connection therewith; provided, however, that such date shall be no less than three (3) Business Days after the Company’s receipt of the Purchaser Notice and no later than the Expiration Date.
(iii) At each Subsequent Closing, Purchaser shall deliver to the Company, via wire transfer, immediately available funds equal to the aggregate purchase price for the Subsequent Closing Shares to be purchased at such Subsequent Closing, and the Company shall deliver to each Purchaser the Subsequent Closing Shares purchased at such Subsequent Closing and a Warrant in the form attached hereto as Annex A (a “Subsequent Closing Warrant,” and together with the Initial Closing Warrant, the “Warrants”) evidencing rights to purchase from the Company, subject to the terms and conditions set forth in such Subsequent Closing Warrant and this Agreement, that number of shares of Common Stock as is equal to 125% of the number of shares of Common Stock issued to the Purchaser at such Subsequent Closing at an exercise price of 125% of the Per Share Purchase Price.
(c) Notwithstanding anything to the contrary in Section 2.1(b) or elsewhere in this Agreement, in no event (including the occurrence of a Non-Exercise Condition) shall the Expiration Date be extended.
(d) For the purpose of Section 2.1(b), in case the Company may effect any subdivision or combination of the issued Common Stock, whether by reason of any dividend or distribution of units, split, recapitalization, reorganization, spin-off, combination or other similar change, then (i) in the case of any such distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such distribution, or (ii) in the case of any such subdivision or combination, at the close of business on the Business Day immediately prior to the Business Day upon which such Company action becomes effective, the Per Share Purchase Price shall be proportionately changed.
2.2 Closing Conditions.
(a) The obligations of the Company with respect to the Initial Closing and each Subsequent Closing are subject to the performance by the Purchaser of its obligations hereunder and the payment of the applicable price with respect to the shares of Common Stock purchased at such Closing and to the satisfaction of the following additional conditions precedent (in each case, unless waived in writing by the Company):
(i) As of each applicable Closing Date, the representations and warranties made by the Purchaser in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date;
(ii) The Purchaser shall be in compliance in all material respects with all of the covenants and agreements in this Agreement;
(iii) On the applicable Closing Date, the Company shall have received from the Purchaser a certificate of an appropriate officer of the Purchaser dated as of such Closing Date certifying as to the matters set forth in the foregoing clauses (i) and (ii);

(iv) At the Initial Closing the Purchaser shall have executed and delivered the Settlement Agreement and such agreement shall be in full force and effect; and
(v) With respect to each Subsequent Closing none of the Non-Exercise Conditions shall exist at the time of such Subsequent Closing.
(b) The obligations of the Purchaser with respect to the Initial Closing and each Subsequent Closing hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent (in each case, unless waived in writing by the Purchaser):
(i) As of each applicable Closing Date, the representations and warranties made by the Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date;
(ii) The Company shall be in compliance in all material respects with all of the covenants and agreements in this Agreement;
(iii) On the applicable Closing Date, the Purchaser shall have received a certificate of the Chief Executive Officer and the Principal Financial Officer of the Company dated as of such Closing Date stating as to the matters set forth in the foregoing clauses (i) through (ii);
(iv) At the Initial Closing the Company shall have executed and delivered the Settlement Agreement and such agreement shall be in full force and effect; and
(v) On the applicable Closing Date, the Existing Registration Statement shall be effective to cover all of the Shares and the Warrants issuable hereunder and the Shares issuable upon exercise of the Warrants.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser on each Closing Date:
(a) Offering. The Company has authorized the sale and issuance of all shares of Common Stock, the Warrants issuable under this Agreement and the shares of Common Stock issuable upon exercise of the Warrants (the “Offering”). The Offering, and any subsequent issuance of shares of Common Stock upon exercise of the Warrants will, subject to compliance by the Purchaser with the applicable representations and warranties contained in Section 3.2 hereof and with the applicable covenants and agreements contained in Article IV hereof, be registered under the Securities Act.

(b) Incorporation. The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware or, after the relevant Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of its jurisdiction of incorporation.
(c) Authorization. The execution, delivery and performance of this Agreement and the Warrants (including the authorization, sale, issuance and delivery of the shares of Common Stock issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.
(d) Execution and Delivery. This Agreement and the Warrants have been duly executed and delivered by the Company and are valid and binding agreements enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The issuance of the shares of Common Stock issuable hereunder and under the Warrants is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and will not trigger any antidilution or similar rights that have not been properly waived.
(e) Power and Authority; Qualification to Conduct Business. The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, (ii) execute and deliver this Agreement and the Warrants, (iii) perform its obligations hereunder and under the Warrants (including, but not limited to, the issuance of the shares of Common Stock issuable hereunder and under the Warrants) and (iv) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(f) Consents. No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the Warrants or the performance by the Company of any of its obligations hereunder or under the Warrants.

(g) Conflicts. Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the Warrants:
(i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) a any rule or regulation of the Financial Industry Regulatory Authority, Inc. (successor entity to National Association of Securities Dealers, Inc.) (“FINRA”) or Nasdaq; or
(ii) results in the creation or imposition of any lien, charge or encumbrance upon any shares of Common Stock issuable hereunder or under the Warrants or upon any of the properties or assets of the Company or any of its subsidiaries.
(h) Valid Issuance. When issued to Purchaser against payment therefor, each share of Common Stock issuable hereunder and each share of Common Stock issuable upon exercise of the Warrants:
(i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;
(ii) will be free and clear of any security interests, liens, claims or other encumbrances; and
(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.
(i) Filings Complete and Accurate in All Material Respects. Since January 1, 2006, none of the Company’s filings with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company’s operations and cash flow contained therein (each an “SEC Filing”), contained, when filed, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder as in effect at the time of filing (including as to the reporting and accounting for stock options, as to internal controls, disclosures as to off balance sheet arrangements, and disclosures as to transactions with officers, directors or employees).
(j) No Integrated Offering. Neither the Company, nor any Person authorized to act on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of FINRA or Nasdaq.

(k) Capitalization. Immediately prior to the Initial Closing Date, the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the Initial Closing Date, (i) 72,607,956 shares of Common Stock are issued and outstanding, and 17,768,705 shares of Common Stock are reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) no shares of preferred stock have been designated, and (iii) no shares of capital stock are held in the treasury of the Company. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the Initial Closing Date, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.
3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company on each Closing Date:
(a) The Purchaser has been duly incorporated and is validly existing under the laws of Bermuda as of the date of this Agreement.
(b) The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of the Purchaser, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by the Purchaser and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.
(c) The Purchaser represents and warrants to the Company that:
(i) As of any Subsequent Closing, no Non-Exercise Condition has occurred or exists;
(ii) As of any Subsequent Closing, the Purchaser shall be in compliance in all material respects with all of the covenants and agreements in this Agreement;

(iii) With respect to each Closing, neither the Purchaser, its Affiliates, nor any Persons acting on the behalf of or in concert with the Purchaser or its Affiliates has taken, directly or indirectly, any action designed to cause or to result in the reduction, stabilization or manipulation of the price of any shares of Common Stock or other security of the Company or paid any broker’s fees or similar compensation (for the avoidance of doubt, excluding any compensation paid to employees or consultants of the Purchaser or its Affiliates) with respect to the issuance or sale of the Common Stock or Warrants.
(d) The Purchaser represents and warrants to the Company that on the date hereof, the date of each Subsequent Closing and the date of each exercise of Warrants:
(i) The Purchaser and its Tax Affiliates do not and will not own immediately before and immediately after, respectively, each such Closing or exercise more than 4.95% of the shares of Common Stock of the Company outstanding at the time of such Closing or exercise. For purposes of the foregoing sentence: (A) ownership of Common Stock shall include any long derivative or synthetic position or any other stock (as defined in Temporary Treasury Regulation Section 1.382-2T(f)(18) or any successor provision) of the Company held by the Purchaser or its Tax Affiliates; (B) notwithstanding any other provision in this Agreement (including the foregoing clause (A)), ownership of Common Stock shall not include any Common Stock which may be acquired pursuant to this Agreement or by exercise of any Warrant until such Common Stock is purchased and issued to the Purchaser or its Tax Affiliates; (C) any short actual, synthetic or derivative positions held by the Purchaser or its Tax Affiliates shall not decrease the amount of Common Stock they are treated as owning, and (D) for purposes of calculating the percentage ownership interest of the Purchaser and its Tax Affiliates as of a particular date, the aggregate number of shares of Common Stock outstanding shall be the number of outstanding shares of Common Stock of the Company most recently reported prior to such date by the Company in a filing with the SEC, provided, however, that if at least twenty (20) Business Days prior to the effectiveness of the Purchaser’s representation in this clause (d)(i), the Company informs the Purchaser in writing that it has redeemed shares of its Common Stock and provides the Purchaser with the number of outstanding shares of Common Stock following such redemption which the Purchaser can rely upon for this purpose, the Purchaser will use such revised number of outstanding shares instead, unless and until further updated by a subsequent SEC filing and/or Company notice pursuant to this clause (d)(i).
(ii) The Purchaser and its Tax Affiliates have not and will not be required to file either Schedule 13D or 13G with respect to the capital stock of the Company pursuant to Regulation 13D or 13G promulgated under the Exchange Act; and
(iii) The Affidavits (as defined below) provided previously are true, correct and complete and none of such Affidavits contains or omits any information that would be necessary in order for such Affidavits to be not misleading.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
4.1 [Intentionally Omitted]
4.2 Limits on Shares Issuable and Held.
(a) The Purchaser covenants and agrees with the Company that neither the Purchaser, nor any of its Tax Affiliates will at any time, directly, together with or through Persons who have a formal or informal understanding to make a coordinated acquisition of stock with the Purchaser or its Tax Affiliates, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any shares of stock (as defined in Temporary Treasury Regulation Section 1.382-2T(f)(18) or any successor provision) of the Company, including any Common Stock acquired hereunder or pursuant to the Warrants, if, as a result of such acquisition, it would not be able to make the representations and warranties contained in Section 3.2(d) hereof or issue any Affidavit described in Section 4.2(d) hereof.
(b) Any transfer of Common Stock or exercise or transfer of the Warrants that results in a breach of Section 4.2(a) hereof shall be void ab initio and without force or effect (a “Purported Transfer”). The Purchaser and the Company covenant and agree to take all steps reasonably practicable to unwind any such transfer so as to return the transferee and transferor to the position they were in prior to the Purported Transfer.
(i) If the Purported Transfer is a public transaction and the Purchaser or a Tax Affiliate is the buyer, then the Purported Transfer shall be void ab initio with respect to the Purchaser or Tax Affiliate, and the Purchaser or Tax Affiliate immediately shall turn over the shares transferred in the Purported Transfer (the “Void Shares”) to the Company, which shall sell the Void Shares in the open market. If the proceeds of such sale are more than the amount paid by the buyer for the Void Shares, the Company shall return to the buyer only the amount paid by the buyer for the shares and any excess shall be contributed to the United States Treasury as a charitable contribution in respect of which no Person shall claim a deduction for tax purposes. If the Company receives less for the Void Shares than was paid by the buyer, the Company shall pay to the buyer only the amount received by the Company for the Void Shares and the Company shall have no further liability to the Purchaser, the buyer, if not the Purchaser, or to any other Person.
(ii) If the Purported Transfer is not a public transaction, the Purchaser shall take all steps reasonably practicable within its power to cause the transaction to be rescinded, including reimbursing any party to such transaction for any loss incurred as a result of such rescission. If the Purchaser is unable to cause the rescission of the Purported Transfer and the Purchaser or a Tax Affiliate is the buyer in the Purported Transfer, the Purported Transfer shall be treated the same as a public transaction and shall have all of the consequences of a Purported Transfer that is a public transaction described in the preceding clause (i).
(c) In connection with any transfer by the Purchaser or a Tax Affiliate in a non-public transaction, the Purchaser or Tax Affiliate shall obtain (i) a representation or warranty from the transferee substantially to the same effect as the representation and warranty set forth in Section 3.2(d) hereof, which shall expressly state that it may be relied upon by the Company and (ii) covenants and affidavits from the transferee substantially to the same effect as the Tax Covenants and Affidavits provided for herein, which shall expressly state that the Company shall be the beneficiary of such covenants.

(d) Within 90 days after the end of each fiscal year of the Company, if the Purchaser or a Tax Affiliate owned any Common Stock during such fiscal year, and at the time of each Subsequent Closing and exercise or transfer of a Warrant, the Purchaser (or, in the case of a Warrant transfer, the transferor and transferee of the Warrant) shall provide the Company with an affidavit, attesting that at no time during the preceding fiscal year (in the case of the affidavit after the end of the fiscal year) or immediately before and immediately after the Subsequent Closing, transfer of a Warrant or issuance of shares pursuant to a Warrant (in the case of the Subsequent Closing or transfer or exercise of a Warrant) was the Purchaser and its Tax Affiliates (treated in the aggregate) a “5-percent shareholder” (as the term is defined under Section 382 of the Code treating, for this purpose, the Purchaser and its Tax Affiliates in the aggregate as one individual (and, separately, in the case of a transfer of a Warrant, treating the transferee and its Tax Affiliates in the aggregate as one individual and, separately, treating the transferor and its Tax Affiliates in the aggregate as one individual)), in each case, based on the number of outstanding shares determined in the manner provided in Section 3.2(d)(i)(D) (an “Affidavit”). For the first fiscal year in which the Purchaser and its Tax Affiliates owned no Common Stock at any time during such fiscal year, the Purchaser shall so attest in an Affidavit within 90 days after the end of such fiscal year; and for each fiscal year thereafter, the Purchaser and its Tax Affiliates shall have no duty to provide an Affidavit, unless and until an Affidavit is again required by the first sentence of this clause (d). The attestations of all Affidavits made pursuant to this Section 4.2(d) shall be made under penalty of perjury.
(e) The Purchaser shall not be bound by the terms and provisions of any so-called “poison pill” or other arrangement intended to protect the unrestricted use of the Company’s tax net operating loss carryforwards, that are any more restrictive on the Purchaser than the provisions of this Agreement. For the avoidance of doubt, this Section 4.2(e) shall not be construed to apply (i) to any transferee of Common Stock or Warrants from the Purchaser and (ii) to any Person other than the Purchaser, including any person to whom Common Stock held by the Purchaser would be attributed pursuant to Section 382 of the Code.
(f) In the event that the Purchaser attempts to acquire Subsequent Closing Shares (including associated Warrants) or exercise Warrants but is limited by Section 4.2(a) from doing so, the Purchaser may nonetheless exercise its right to acquire Subsequent Closing Shares (including associated Warrants) and/or exercise Warrants at a later date, subject to the terms and conditions of this Agreement and/or the Warrants.
(g) Notwithstanding anything in this Agreement or the Warrants to the contrary, the parties hereby agree that (i) (A) any deliberate and intentional violation by the Purchaser of Section 3.2(d) or the Tax Covenants would result in actual, direct and foreseeable damages to the Company, for which the Company may seek all available legal and equitable remedies, provided that conduct shall be treated as “deliberate and intentional” if such conduct was undertaken without the exercise of reasonable diligence with respect to such conduct, provided further, however, that the exercise of reasonable diligence does not include having to inquire into facts that would not have been taken into account under Treasury Regulations Section 1.382-2T in the absence of actual knowledge of such facts, but (B) that the Company shall be entitled to seek only specific performance of Section 3.2(d) or the Tax Covenants (and not a financial remedy) for any other actual or alleged violation of such provisions, this clause (g)(i)(B) being intended as an express limitation-of-remedies provision enforceable by the Purchaser, its Affiliates and any Tax Affiliate; (ii) no repurchase or redemption of shares of capital stock by the Company shall result in any breach by the Purchaser, its Affiliates or any Tax Affiliate of this Agreement or the Warrants, provided, that for purposes of any subsequent calculation of percentage ownership under this Agreement or the Warrant, the Purchaser, its Affiliates and its Tax Affiliates take into account the number of shares of Common Stock outstanding as provided in Section 3.2(d)(i)(D); (iii) Section 3.2(d) and the Tax Covenants and related provisions of this Agreement and the Warrants shall not apply in connection with or following a Change of Control, provided that such Change of Control would result in an ownership change (as that term is defined under Section 382 of the Code) without taking into account any acquisitions of shares by the Purchaser that would otherwise breach Section 3.2(d), the Tax Covenants or the related provisions of this Agreement and the Warrants; and (iv) Section 3.2(d) and Section 4.2(e) shall cease to apply and the Tax Covenants shall terminate at such time that both (1) the Purchaser’s right to purchase Shares pursuant to Section 2.1(b) and its right to exercise any and all Warrants have expired, and (2) the Purchaser and the Tax Affiliates no longer own any Shares acquired pursuant to the terms of this Agreement or pursuant to the exercise of Warrants.
(h) The total number of shares of Common Stock that may be issued under this Agreement and the Warrants shall not exceed a number equal to nineteen and ninety-nine one-hundredths percent (19.99%) of the outstanding shares of Common Stock as of the date of this Agreement, as indicated in Section 3.1(k) hereof.
4.3 Registration Rights.
(a) No later than the Initial Closing Date, the Company shall, at its own expense, cause all of the Shares (including the Initial Closing Shares, Subsequent Closing Shares and Shares issuable upon exercise of the Warrants) and the Warrants (including the Initial Closing Warrant and all Subsequent Closing Warrants) to be included on the Existing Registration Statement and file a Prospectus Supplement thereunder.
(b) The Company will: (i) use its commercial best efforts to keep the Existing Registration Statement effective until such time as no additional Shares or Warrants may be issued pursuant to this Agreement and no additional Shares may be issued pursuant to the Warrants (such period, the Existing Registration Statement’s “Registration Period”); (ii) prepare and file with the SEC such amendments and supplements to the Existing Registration Statement and the prospectus used in connection with the Existing Registration Statement (as so amended and supplemented from time to time, the “Prospectus”) as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shares by the Purchaser or any of its Affiliates; (iii) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, as the Purchaser from time to time may reasonably request; (iv) cause all Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; and (v) otherwise comply with all applicable rules and regulations of the SEC, FINRA and Nasdaq.

(c) Notwithstanding anything else in this Section 4, if, at any time during which the Shares (including the Initial Closing Shares, Subsequent Closing Shares and Shares issuable upon the exercise of the Warrants) and the Warrants (including the Initial Closing Warrant and all Subsequent Closing Warrants) may be issued pursuant to the Existing Registration Statement or a Prospectus is required to be delivered in connection with the sale of any Shares, the Company determines in good faith and upon the advice of its outside legal counsel that a development has occurred or a condition exists as a result of which the Existing Registration Statement or the Prospectus contains a material misstatement or omission, or that a material transaction in which the Company is engaged or proposes to engage would require an immediate amendment to the Existing Registration Statement, a supplement to the Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, the Company will immediately notify the Purchaser, and any permitted assignee of any Warrant or additional investment right under Section 2.1(b)(i), thereof by telephone and in writing. Upon receipt of such notification, all offers and sales of the Shares pursuant to the Existing Registration Statement shall be immediately suspended. In such event, the Company will amend or supplement the Existing Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Shares thereunder, in accordance with applicable federal and state securities laws. The Company will promptly notify the Purchaser after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Existing Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to the Purchaser in accordance with this Section 4.3. Notwithstanding the foregoing, (i) under no circumstances shall the Company be entitled to exercise its right to suspend sales of any Shares more than twice in any twelve (12)-month period, (ii) the period during which such sales may be suspended (each a “Blackout Period”) at any time shall not exceed forty-five (45) calendar days, and (C) no Blackout Period may commence less than forty-five (45) calendar days after the end of the preceding Blackout Period.
4.4 Compliance. With respect to the acquisition, ownership and disposition of the Shares and Warrants issued and to be issued pursuant to the terms of this Agreement, the Purchaser shall use its commercial best efforts to comply with federal and state laws applicable to the Purchaser and rules and regulations of federal and state governmental or self-regulatory agencies and bodies, including, but not limited to, the SEC, FINRA and Nasdaq, applicable to the Purchaser.
4.5 Change of Control.
(a) If after the date of this Agreement and prior to the Expiration Date, a Change of Control or plan or proposal with respect thereto is publicly announced or occurs, and the Acquiring Person (or its direct or indirect parent entity) does not have a class of common equity securities listed or admitted for trading on any securities exchange or over-the-counter or other organized market, whether U.S. or not, then between the date such Change of Control is announced and the effective date of the Change of Control, but not thereafter, the Purchaser shall continue to have the right to submit to the Company a Purchaser Notice (which Purchaser Notice may, at the Purchaser’s option, specify that the Subsequent Closing shall occur simultaneously with, and be contingent upon, the occurrence of the Change of Control) in accordance with the terms and conditions of this Agreement; provided, however, that so long as the Company has provided the Purchaser with at least five (5) Business Days advance written notice of the closing date for the Change of Control, the Company shall not be required to postpone such closing date in order to facilitate the Subsequent Closing.

(b) If after the date of this Agreement and prior to the Expiration Date, a Change of Control or plan or proposal with respect thereto is publicly announced or occurs, and the Acquiring Person (or its direct or indirect parent entity) has a class of common equity securities listed or admitted for trading on any securities exchange or over-the-counter or other organized market, whether U.S. or not, then:
(i) Between the date such Change of Control is announced and the effective date of the Change of Control, the Purchaser shall continue to have the right to submit to the Company a Purchaser Notice (which Purchaser Notice may, at the Purchaser’s option, specify that the Subsequent Closing shall occur simultaneously with, and be contingent upon, the occurrence of the Change of Control) in accordance with the terms and conditions of this Agreement; provided, however, that so long as the Company has provided the Purchaser with at least five (5) Business Days advance written notice of the closing date for the Change of Control, the Company shall not be required to postpone such closing date in order to facilitate the Subsequent Closing;
(ii) The Company shall not enter into an agreement with the Acquiring Person resulting in such Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under this Agreement; and
(iii) In the event that any right to acquire shares pursuant to Section 2.1(b) hereof remains unexercised upon consummation of the Change of Control, the Purchaser shall thereafter automatically have equivalent rights with respect to the Acquiring Person, and from and after the effective date of the Change of Control and regardless of whether the Acquiring Person expressly assumes the Company’s obligations:
(A) all references to the Company in this Agreement shall be references to the Acquiring Person,
(B) all references to Common Stock in this Agreement shall be references to the securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of common equity securities of the Acquiring Person), and
(C) the Per Share Purchase Price shall be adjusted to equal the Per Share Purchase Price as in effect immediately prior to the Change of Control multiplied by a fraction, (1) the numerator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting common equity securities of the Acquiring Person), and (2) the denominator of which is the Daily Market Price of the Company, in the case of (1) and (2) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated. For purposes of this Agreement, “Daily Market Price” means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on Nasdaq or, if no sale takes place on such date, the average of the closing bid and asked prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on Nasdaq on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Purchaser and the Company may agree), or (ii) if such Common Stock (or the common stock of an Acquiring Person) is not then listed or admitted to trading on Nasdaq, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company and reasonably acceptable to the Purchaser as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by the Purchaser and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like.
ARTICLE V.
NON-PERFORMANCE AND INDEMNIFICATION
5.1 Non-Performance.
(a) If the Company, at any time, shall fail to deliver the shares of Common Stock to the Purchaser required to be delivered pursuant to this Agreement or the Warrants, in accordance with the terms and conditions of this Agreement or the Warrants, as the case may be, for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then the Company shall (without limitation to Purchaser’s other remedies at law or in equity):
(i) indemnify and hold Purchaser harmless against any loss, claim or damage (excluding incidental, special, punitive and consequential damages) arising from or as a result of such failure by the Company; and
(ii) reimburse Purchaser for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Purchaser in connection with this Agreement, the Warrants and the transactions contemplated herein and therein.
(b) If Purchaser, at any time, shall fail to comply with its obligations to effect the Initial Closing or the Subsequent Closings under this Agreement for any reason other than the failure of any condition precedent to Purchaser’s obligations hereunder or the failure by the Company to comply with its obligations hereunder, then Purchaser shall (without limitation to the Company’s other remedies at law or in equity):
(i) indemnify and hold the Company harmless against any loss, claim or damage (excluding incidental, special, punitive and consequential damages) arising from or as a result of such failure by Purchaser; and
(ii) reimburse the Company for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by the Company in connection with this Agreement, the Warrants and the transactions contemplated herein and therein.

5.2 Indemnification.
(a) Company Indemnification Obligation. The Company hereby agrees to indemnify the Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and Affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Purchaser Indemnified Party”) against any claim, demand, action, liability, damages (excluding any and all damages other than damages actually suffered by the Purchaser Indemnified Party and excluding incidental, special, punitive and consequential damages), cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a “Purchaser Indemnified Proceeding”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:
(i) any of the material representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made; and
(ii) any material breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement or the Warrants;
provided, however, that the foregoing indemnity shall not apply to any Purchaser Indemnified Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Purchaser in connection therewith or a claim by the Purchaser subject to Section 5.1(a).
(b) Purchaser Indemnification Obligation. Except as otherwise expressly provided in Section 4.2(g), the Purchaser hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and Affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Company Indemnified Party”) against any claim, demand, action, liability, damages (excluding any and all damages other than damages actually suffered by the Company Indemnified Party and excluding incidental, special, punitive and consequential damages), cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Company Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a “Company Indemnified Proceeding,” and together with the Purchaser Indemnified Proceeding, the “Proceeding”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:
(i) any of the material representations or warranties made by the Purchaser herein being untrue or incorrect at the time such representation or warranty was made; and

(ii) any material breach or non-performance by the Purchaser of any of its covenants, agreements or obligations under this Agreement or the Warrants;
provided, however, that the foregoing indemnity shall not apply to any Company Indemnified Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Company in connection therewith or a claim by the Company subject to Section 5.1(b).
(c) Conduct of Claims.
(i) Whenever a claim for indemnification shall arise under this Section 5.2, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;
(ii) If any action shall be brought against the Indemnified Party in respect of which indemnity may be sought, the Indemnifying Party shall have the right to assume the defense thereof. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party except to the extent that (i) the employment thereof and the Indemnifying Party’s payment of such fees and expenses has been specifically authorized by the Indemnifying Party in writing; or (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and
(iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 5.2 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.
ARTICLE VI.
MISCELLANEOUS
6.1 [Intentionally omitted.]
6.2 Fees and Expenses. Each of the Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of such party’s counsel, except (a) as specified in the indemnification provisions set forth in Section 5.2 and (b) in the event of any future litigation between the parties relating to or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

6.3 Entire Agreement. The Transaction Documents (including the exhibits and schedules thereto), together with the Settlement Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 6:00 p.m. (New York City time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications to the Company and the Purchaser shall be as set forth on the signature pages attached hereto.
6.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
6.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party (other than by merger or otherwise by operation of law); provided, however, that the Purchaser may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates to which it transfers shares of Common Stock or rights to acquire shares pursuant to Section 2.1(b), as long as such Affiliate assignee expressly assumes the obligations hereunder in writing. Notwithstanding any assignment by the Purchaser of its rights and obligations under this Agreement in whole or in part to any of its Affiliates, the Purchaser shall remain jointly and severally liable under this Agreement with such Affiliate assignee, unless expressly released by the Company. No Person acquiring Common Stock from the Purchaser pursuant to a public market purchase or otherwise will thereby obtain any of the rights contained in this Agreement.

6.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.
6.10 Jurisdiction. Each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding arising out of or based upon this Agreement. Each of the parties hereto hereby waives any objection to any proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the proceeding has been brought in an inconvenient forum.
6.11 Survival. The representations and warranties contained herein shall survive the Initial Closing, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any shares of Common Stock issuable hereunder.
6.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” or “.tif” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” or “.tif” signature page were an original thereof.
6.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
6.14 Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.15 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.
6.16 Delivery of Shares. Unless otherwise mutually agreed upon by the parties, to the extent reasonably practicable, the Company shall deliver the shares of Common Stock issued to the Purchaser in the Initial Closing and the shares of Common Stock, if any, issued to the Purchaser in a Subsequent Closing to Purchaser’s account via The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) system using the account information provided by Purchaser on or before the applicable Closing Date.
6.17 Currency. All dollar ($) amounts set forth herein and in the Warrants refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SYNTROLEUM CORPORATION		Address for Notice:

By:	/s/ Edward G. Roth	Syntroleum Corporation

	Name: Edward G. Roth	5416 South Yale, Suite 400
	Title: Chief Executive Officer	Tulsa, Oklahoma 74135
Attention: Principal Financial Officer
Telephone: (918) 592-7900
Facsimile: (918) 592-7979

With a copy to (which shall not constitute notice):

Syntroleum Corporation
5416 South Yale, Suite 400
Tulsa, Oklahoma 74135
Attention: Chief Executive Officer
Telephone: (918) 592-7900
Facsimile: (918) 592-7979
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR THE PURCHASER FOLLOWS]
[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FLETCHER INTERNATIONAL, LTD.		Address for Notice:

By:	/s/ Peter Zayfert	Fletcher International, Ltd.

	Name: Peter Zayfert	c/o Appleby Services (Bermuda) Ltd.
	Title: Authorized Signatory	Canon’s Court
22 Victoria Street
By:	/s/ Stewart Turner	PO Box HM 1179

	Name: Stewart Turner	Hamilton HM EX
	Title: Authorized Signatory	Bermuda
Attention: Desirae Jones, Corporate
Administrator]

With a copy to (which shall not constitute notice):

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Telephone: 212-284-4801

And:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Anthony T. Iler
Facsimile: 310-203-7199
[Signature Page to Securities Purchase Agreement]

ANNEX A
THIS WARRANT IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN
THIS COMMON STOCK PURCHASE WARRANT.
SYNTROLEUM CORPORATION
COMMON STOCK PURCHASE WARRANT
[DATE]
This Warrant (the “Warrant”) entitles Fletcher International, Ltd., a company domiciled in Bermuda (including any successors or assigns, the “Holder”), for value received, to purchase from SYNTROLEUM CORPORATION, a Delaware corporation (the “Company”), during the Warrant Term (as defined below) and subject to the terms and conditions set forth herein, all or any portion of the Warrant Shares (as defined below) at the Exercise Price (as defined below). This Warrant is issued subject to the following terms and conditions:
1. Warrants.
1.1 General. This Warrant has been issued pursuant to that certain Securities Purchase Agreement, dated October 14, 2009, as it may be amended from time to time, by and among the Company and the Holder (the “Securities Purchase Agreement”), and are subject to the terms and conditions thereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Securities Purchase Agreement. A copy of the Securities Purchase Agreement may be obtained at no cost by the Holder upon written request to the Secretary of the Company at the principal executive offices of the Company.
1.2 Warrant Amount. This Warrant shall entitle the Holder to purchase up to [                    ] shares of newly-issued Common Stock (the “Warrant Shares”).
1.3 Exercise Price. The per share exercise price for the Warrant Shares shall be [                    ] (the “Exercise Price”).
1.4 Warrant Term. Subject to the limitations contained herein, the Warrant may be exercised (in whole or in part) at any time or from time to time after the date hereof until 11:59 P.M., New York City time on the date that is six (6) years after the date hereof (the “Warrant Term”); provided, however, that in connection with a Change of Control (as defined in the Securities Purchase Agreement), this Warrant shall be subject to Section 3.4.
2. Exercise of Warrant.
2.1 Method of Exercise; Payment. Subject to all of the terms and conditions hereof and the limitations set forth in Sections 2.6 and 2.7, the Holder shall notify the Company prior to any exercise of this Warrant, in whole or in part, with respect to any Warrant Shares, during the Warrant Term, by delivering a notice of intent to exercise substantially in the form attached hereto, three (3) Business Days prior to the exercise date set forth therein; provided that any such notice must be delivered to the Company at least three (3) Business Days prior to the expiration of the Warrant Term. Upon the exercise date set forth in the applicable notice, subject to all of the terms and conditions hereof and the limitations set forth in Sections 2.6 and 2.7, the Holder shall (1) surrender this Warrant to the Company at its principal office, (2) deliver to the Company a subscription substantially in the form attached hereto, and (3) send a (a) wire transfer of immediately available funds or (b) certified or official bank check payable to the order of the Company, in each case in the amount obtained by multiplying (i) the number of Warrant Shares for which the Warrant is being exercised, as designated in such notice and subscription, by (ii) the Exercise Price. Thereupon, the Holder shall be entitled to receive the applicable number of duly authorized, validly issued, fully paid and nonassessable Warrant Shares. Notwithstanding the foregoing, each exercise of the Warrant by the Holder must be for at least 1,000,000 Warrant Shares; provided, however, that the Warrant may be exercised for a lower number of Warrant Shares if such exercise is for all remaining Warrant Shares subject to the Warrant.

2.2 Delivery of Stock Certificates on Exercise. Upon the exercise date of this Warrant, unless otherwise mutually agreed upon by the parties, to the extent reasonably practicable, the Company, at its expense, and in accordance with applicable securities laws, shall deliver the number of Warrant Shares purchased by the Holder on such exercise to Holder’s account via The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) system using the account information provided by Holder in its notice of intent to exercise.
2.3 Shares To Be Fully Paid and Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be duly authorized, validly issued, fully paid and nonassessable, free of all liens, taxes, charges and other encumbrances or restrictions on sale (other than those set forth herein).
2.4 Payment of Taxes and Expenses. The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and, as applicable, the delivery of certificates representing or the delivery via The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) system of, (i) any Warrant Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder’s name or the name of any transferee of all or any portion of this Warrant.
2.5 Cooperation with Filings. The Company shall assist and cooperate with the Holder if the Holder is required to make any governmental or regulatory filings or obtain any governmental or regulatory approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).
2.6 Limitation on Exercise. This Warrant shall not be exercisable (i) to the extent that, on or immediately after exercise, the representations in Section 3.2(d) of the Securities Purchase Agreement would be untrue, and (ii) unless and until such representations are made and the Tax Covenants, as applicable, are performed.
2.7 Limitation on Exercise by Transferees. In the event this Warrant is transferred in accordance with Section 5, this Warrant shall not be exercisable (i) to the extent that, on or immediately after exercise, the representations in Section 3.2(d) of the Securities Purchase Agreement would be untrue with respect to the person exercising the Warrant and such person’s Tax Affiliates, and (ii) unless and until the person exercising the Warrant makes such representations and performs the Tax Covenants. For purposes of this Section 2.7, references to the Purchaser and its Tax Affiliates in Section 3.2(d) of the Securities Purchase Agreement and in the Tax Covenants shall be treated as referring to the person exercising the Warrant and such person’s Tax Affiliates.
2.8 The provisions of Section 4.2(g) of the Securities Purchase Agreement shall apply hereto, to the extent relevant to the provisions hereof, substituting “Holder” for “Purchaser” therein.

3. Adjustment of Exercise Price and Warrant Shares. The Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as described in this Section 3.
3.1 Subdivision or Combination of Stock. If at any time or from time to time after the date hereof, the Company shall subdivide (by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be reduced proportionately and the number of Warrant Shares (calculated to the nearest whole share) shall be increased proportionately, and conversely, in the event the outstanding shares of Common Stock shall be combined (whether by stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be increased proportionately and the number of Warrant Shares (calculated to the nearest whole share) shall be decreased proportionately. The Exercise Price and the number of Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3.1.
3.2 Adjustment for Stock Dividends. If at any time after the date hereof, the Company shall declare a dividend or make any other distribution upon any class or series of stock of the Company payable in shares of Common Stock, the Exercise Price in effect immediately prior to such declaration or distribution shall be reduced proportionately and the number of Warrant Shares (calculated to the nearest whole share) shall be increased proportionately, to reflect the issuance of any shares of Common Stock, issuable in payment of such dividend or distribution. The Exercise Price and the number of Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3.2.
3.3 Adjustments for Reclassifications. If the Common Stock issuable upon the exercise of this Warrant shall be changed into the same or a different number of shares of any class(es) or series of stock and/or the right to receive property, whether by reclassification or otherwise (other than an adjustment under Sections 3.1 and 3.2 or a merger, consolidation, or sale of assets provided for under Section 3.4), then and in each such event, the Holder hereof shall have the right thereafter to convert each Warrant Share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, or other change by holders of the number of shares of Common Stock into which such Warrant Shares would have been convertible immediately prior to such reclassification or change, all subject to successive adjustments thereafter from time to time pursuant to and in accordance with, the provisions of this Section 3.
3.4 Adjustments for Merger or Consolidation.
(a) If during the Warrant Term a Change of Control or plan or proposal with respect thereto is publicly announced or occurs, and the Acquiring Person (as defined in the Securities Purchase Agreement) (or its direct or indirect parent entity) does not have a class of common equity securities listed or admitted for trading on any securities exchange or over-the-counter or other organized market, whether U.S. or not, then this Warrant shall terminate upon the effective date of a Change of Control; provided that between the date such Change of Control is announced and the effective date of the Change of Control, but not thereafter, the Holder shall have the right to submit to the Company an exercise notice (which exercise notice may, at the Holder’s option, specify that the exercise and payment of the Exercise Price shall occur simultaneously with, and be contingent upon, the occurrence of the Change of Control) in accordance with the terms and conditions of this Warrant; provided, however, that so long as the Company has provided the Holder with at least five (5) Business Days (as defined in the Securities Purchase Agreement) advance written notice of the effective date for the Change of Control, the Company shall not be required to postpone such closing date in order to facilitate the closing of the exercise.

(b) If during the Warrant Term a Change of Control or plan or proposal with respect thereto is publicly announced or occurs, and the Acquiring Person (or its direct or indirect parent entity) has a class of common equity securities listed or admitted for trading on any securities exchange or over-the-counter or other organized market, whether U.S. or not, then:
(i) Between the date such Change of Control is announced and the effective date of the Change of Control, the Holder shall have the right to submit to the Company an exercise notice (which exercise notice may, at the Holder’s option, specify that the exercise and payment of the Exercise Price shall occur simultaneously with, and be contingent upon, the occurrence of the Change of Control) in accordance with the terms and conditions of this Warrant; provided, however, that so long as the Company has provided the Holder with at least five (5) Business Days advance written notice of the effective date for the Change of Control, the Company shall not be required to postpone such closing date in order to facilitate the closing of the exercise;
(ii) The Company shall not enter into an agreement with the Acquiring Person resulting in such Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under this Warrant; and
(iii) In the event that any portion of this Warrant remains unexercised upon consummation of the Change of Control, the Holder shall thereafter automatically have equivalent rights with respect to the Acquiring Person, and from and after the effective date of the Change of Control and regardless of whether the Acquiring Person expressly assumes the Company’s obligations:
(A) all references to the Company in this Warrant shall be references to the Acquiring Person,
(B) all references to Common Stock in this Warrant shall be references to the securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of common equity securities of the Acquiring Person),
(C) the Exercise Price shall be adjusted, employing the methodology set forth in the example(s) on Annex I hereto, to equal the Exercise Price as in effect immediately prior to the Change of Control multiplied by a fraction, (1) the numerator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting common equity securities of the Acquiring Person), and (2) the denominator of which is the Daily Market Price of the Company, in the case of (1) and (2) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated. For purposes of this Warrant, “Daily Market Price” has the meaning given in the Securities Purchase Agreement, substituting references to the “Holder” for the “Purchaser,” and
(D) the number of Warrant Shares shall be adjusted, employing the methodology set forth in the example(s) on Annex I hereto, to equal the product of the number of Warrant Shares in effect immediately prior to the Change of Control multiplied by a fraction, (1) the numerator of which is the Daily Market Price of the Company, and (2) the denominator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting common equity securities of the Acquiring Person), in the case of (1) and (2) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated.

3.5 Minimum Adjustment of Exercise Price. If the amount of any adjustment of the Exercise Price required pursuant to this Section 3 would be less than one-tenth (1/10) of one percent (1%) of the Exercise Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one tenth (1/10) of one percent (1%) of such Exercise Price.
3.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price and number of Warrant Shares pursuant to this Section 3, this Warrant shall, without any action on the part of the Holder, be adjusted in accordance with this Section 3, and the Company, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith send a copy of each such certificate to the Holder in accordance with Section 7.4 below.
4. Notices of Record Date. Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other Person, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Company shall mail to the Holder at least ten (10) Business Days, or such longer period as may be required by law, prior to the record date specified therein and at least ten (10) Business Days prior to the date specified in clause (ii) or (iii) hereof, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, distribution, option or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. Subject to the other limitations on exercise contained in this Warrant, nothing in this Section 4 shall prohibit the Holder from exercising this Warrant during the ten (10) Business Day period commencing on the date of such notice.
5. Transfer Provisions, etc.
5.1 Limitations on Transfer. None of the Holder, or any subsequent successor, transferee or assign, shall sell or otherwise transfer this Warrant to any Person unless and until (1) the transferee makes the representations in Section 3.2(d) of the Securities Purchase Agreement, agrees to perform and, to the extent then applicable, performs the Tax Covenants and (2) the transferor and the transferee, each represent in writing, under penalty of perjury, that it does not have a principal purpose of avoiding or ameliorating the impact of an ownership change within the meaning of Treasury Regulation Section 1.382-4(d) related to the transfer of the Warrant. For purposes of this Section 5.1, references to the Purchaser and its Tax Affiliates in Section 3.2(d) and in the Tax Covenants of the Securities Purchase Agreement shall be treated as referring to the transferee and its Tax Affiliates. Upon any transfer by the Holder, or any subsequent successor, transferee or assign, such Person shall deliver to the Company the Notice of Transfer, in the form attached hereto.

5.2 Warrant Register. The Company shall keep at its principal office a register for the registration, and registration of transfers, of the Warrants. The name and address of each Holder of one or more of the Warrants, each transfer thereof and the name and address of each transferee of one or more of the Warrants shall be registered in such register.
6. Lost, Stolen or Destroyed Warrant. Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of a customary affidavit of the Holder and customary unsecured indemnity agreement, or, in the case of mutilation, upon surrender of this Warrant, the Company at its expense will execute and deliver, or will instruct its transfer agent to execute and deliver, a new Warrant of like tenor and date and representing the same rights represented by such lost, stolen, destroyed or mutilated warrant and any such lost, stolen, mutilated or destroyed Warrant thereupon shall become void.
7. General.
7.1 Authorized Shares, Reservation of Shares for Issuance. At all times while this Warrant is outstanding, the Company shall maintain its corporate authority to issue, and shall have authorized and reserved for issuance upon exercise of this Warrant, such number of shares of Common Stock, and any other capital stock or other securities as shall be sufficient to perform its obligations under this Warrant (after giving effect to any and all adjustments to the number and kind of Warrant Shares purchasable upon exercise of this Warrant).
7.2 No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, sale or other transfer of any of its assets or properties, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor on such exercise, and (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
7.3 No Rights as Stockholder. Except as provided herein, the Holder shall not be entitled to vote or to receive dividends or to be deemed the holder of Common Stock that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings (except to the extent otherwise provided in this Warrant), or to receive dividends or subscription rights, until the Holder shall have exercised this Warrant and been issued Warrant Shares in accordance with the provisions hereof and continues to hold Warrant Shares.

7.4 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, overnight courier or facsimile transmission, or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.
(a) All correspondence to the Company shall be addressed as follows:
Syntroleum Corporation
5416 South Yale, Suite 400
Tulsa, Oklahoma 74135
Attn: Principal Financial Officer
Facsimile: (918) 592-7900
with a copy to:
Syntroleum Corporation
5416 South Yale, Suite 400
Tulsa, Oklahoma 74135
Attention: Chief Executive Officer
Facsimile: (918) 592-7979
(b) All correspondence to the Holder shall be addressed to the Holder at its address appearing in the books maintained by the Company.
8. Amendment and Waiver. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any term of this Warrant may be amended or waived upon the written consent of the Company and the Holder.
9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
10. Covenants To Bind Successor and Assigns. Except as expressly provided otherwise, all covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.
11. Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
12. Construction. The definitions of this Warrant shall apply equally to both the singular and the plural forms of the terms defined. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The section and paragraph headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

[Signature Page to Follow]

In Witness Whereof, the Company has executed this Common Stock Purchase Warrant as of the date first written above.

COMPANY: SYNTROLEUM CORPORATION
By:
Name:
Title:

ANNEX I

		Case 1: Acquiror		Case 2: Acquiror	Case 3: Acquiror
		Price Above SYNM		Price Below SYNM	Price Equals SYNM
	Units	Price		Price	Price

Example Change of Control Calculations
(A): Acquiror share price daily VWAP on day prior to Closing	$/share	$25.0000		$2.0000	$5.0000
(B): Daily Market Price of Syntroleum on day prior to Closing	$/share	$5.0000		$5.0000	$5.0000

Adjusted Exercise Price
Exercise Price in Effect Prior to Change of Control	$/share	$3.3750		$3.3750	$3.3750
Multiplied by fraction (A) divided by (B)		5.0000		0.4000	1.0000

Adjusted Exercise Price	$/share	$16.8750		$1.3500	$3.3750

Adjusted Warrants Outstanding
Fletcher Warrants in Effect Prior to Change of Control	000 shares	5,556		5,556	5,556
Multiplied by fraction (B) divided by (A)		0.2000		2.5000	1.0000

Adjusted Warrants Outstanding	000 shares	1,111		13,890	5,556

Warrant Exercise Consideration Post Acquisition
New Exercise Price X	$/share	$16.8750		$1.3500	$3.3750
New Warrants Outstanding	000 shares	1,111		13,890	5,556

Exercise Consideration Post Acquisition	000 $	$18,748.12	**	$18,751.50	$18,751.50

Equals

Warrant Exercise Consideration Pre-Acquisition
Original Exercise Price X	$/share	$3.3750		$3.3750	$3.3750
Original Warrants	000 shares	5,556		5,556	5,556

Exercise Consideration Pre Acquisition	000 $	$18,751.50		$18,751.50	$18,751.50

**	The variation from “Exercise Consideration Pre Acquisition” is due to rounding to the nearest whole share in computing the New Warrants Outstanding.

NOTICE OF INTENT TO EXERCISE

To:	Syntroleum Corporation 5416 South Yale, Suite 400 Tulsa, Oklahoma 74135
The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to exercise thereunder,                      shares of Common Stock, of Syntroleum Corporation, a Delaware corporation (the “Company”), at a per share exercise price equal to $                    .

Exercise Date:	(3 Business Days after the date of this Notice)

Upon the Exercise Date, to the extent reasonably practicable, please deliver the shares of Common Stock described above to the undersigned’s account via The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the remaining balance of such shares of Common Stock.

Holder
Dated: , ____
Signature

SUBSCRIPTION

To:	Syntroleum Corporation 5416 South Yale, Suite 400 Tulsa, Oklahoma 74135
The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to exercise thereunder,                      shares of Common Stock, of Syntroleum Corporation, a Delaware corporation (the “Company”), at a per share exercise price equal to $                    , and accordingly tenders herewith an aggregate payment of $                    , representing the aggregate purchase price for such shares based on the price(s) per share provided for in such Warrant. Such payment is being made in accordance with Section 2.1 of the attached Warrant.
The undersigned hereby represents and warrants as follows:
(a) the undersigned does not by the exercise of the Warrant pursuant to this notice violate Section 2.6 and/or Section 2.7 of the Warrant;
(b) the undersigned and its “Tax Affiliates” (defined as any Person in which the undersigned directly or indirectly through one or more intermediaries, owns any equity interest) do not and will not own, immediately before or immediately after this exercise, more than 4.95% of the shares of Common Stock of the Company outstanding as of the date hereof. For purposes of the foregoing sentence and subsection (c) below: (A) ownership of Common Stock shall include any long derivative or synthetic position and any other stock (as defined in Temporary Treasury Regulation Section 1.382-2T(f)(18) or any successor provision) of the Company held by the undersigned or its Tax Affiliates; (B) notwithstanding the foregoing clause (A), ownership of Common Stock shall not include any Common Stock which may be acquired pursuant to Section 2.1(b) of the Securities Purchase Agreement or by exercise of this Warrant (other than this exercise) or any other Warrants issued pursuant to the Securities Purchase Agreement until such Common Stock is purchased and issued; (C) any short actual, synthetic or derivative positions shall not decrease the amount of Common Stock that the undersigned and its Tax Affiliates are treated as owning, and (D) for purposes of calculating the percentage ownership interest of the undersigned and its Tax Affiliates as of a particular date, the aggregate number of shares of Common Stock outstanding shall be the number of outstanding shares of Common Stock of the Company most recently reported prior to such date by the Company in a filing with the SEC, provided, however, that if at least twenty (20) Business Days prior to this exercise, the Company informs the undersigned in writing that it has redeemed shares of its Common Stock and provides the undersigned with the number of outstanding shares of Common Stock following such redemption which the undersigned can rely upon for this purpose, the undersigned will use such revised number of outstanding shares instead, unless and until further updated by a subsequent SEC filing and/or Company notice pursuant hereto; and
(c) the undersigned has delivered to the Company the Affidavits described in Section 4.2(d) of the Securities Purchase Agreement and has performed all the Tax Covenants set forth in the Securities Purchase Agreement, applying such Section 4.2(d) and the Tax Covenants as if the undersigned were the Purchaser referenced therein.
[Signature Page to Follow]

Holder
Dated: , ____
Signature
Syntroleum Corporation hereby acknowledges receipt of this Subscription and authorizes issuance of the shares of Common Stock described above.

Syntroleum Corporation
By:
Title:
Date:

NOTICE OF TRANSFER

To:	Syntroleum Corporation 5416 South Yale, Suite 400 Tulsa, Oklahoma 74135
For value received, the undersigned hereby sells, assigns and transfers unto                      (the “Transferee”) [the attached Warrant] [                     Warrant Shares (the “Transferred Warrant Shares”)], together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      attorney to transfer said [Warrant] [Transferred Warrant Shares] on the books of Syntroleum Corporation, a Delaware corporation (the “Company”), with full power of substitution in the premises.
If not all of the attached Warrant is to be so transferred, a new Warrant is to be issued in the name of the undersigned for the balance of said Warrant.
The undersigned transferor hereby represents and warrants as follows:
(a) the transfer is in compliance with the requirements and restrictions set forth in 4.2 of the Securities Purchase Agreement, applied as if the undersigned transferor were the Purchaser referenced in such provisions; and
(b) it does not have a principal purpose of avoiding or ameliorating the impact of an ownership change within the meaning of Treasury Regulation Section 1.382-4(d) related to the transfer of the Warrant.
The Transferee hereby represents and warrants as follows:
(a) the Transferee and its “Tax Affiliates” (defined as any Person in which the Transferee, directly or indirectly through one or more intermediaries, owns any equity interest) do not and will not own, immediately before or immediately after this transfer, more than 4.95% of the shares of Common Stock of the Company outstanding as of the date hereof. For purposes of the foregoing sentence and subsection (b) below: (A) ownership of Common Stock shall include any long derivative or synthetic position and any other stock (as defined in Temporary Treasury Regulation Section 1.382-2T(f)(18) or any successor provision) of the Company held by the Transferee or its Tax Affiliates; (B) notwithstanding the foregoing clause (A), ownership of Common Stock shall not include any Common Stock which may be acquired pursuant to Section 2.1(b) of the Securities Purchase Agreement or by exercise of this Warrant or any other Warrants issued pursuant to the Securities Purchase Agreement until such Common Stock is purchased and issued; (C) any short actual, synthetic or derivative positions shall not decrease the amount of Common Stock that the Transferee and its Tax Affiliates are treated as owning, and (D) for purposes of calculating the percentage ownership interest of the Transferee and its Tax Affiliates as of a particular date, the aggregate number of shares of Common Stock outstanding shall be the number of outstanding shares of Common Stock of the Company most recently reported prior to such date by the Company in a filing with the SEC, provided, however, that if at least twenty (20) business days prior to the transfer, the Company informs the Transferee in writing that it has redeemed shares of its Common Stock and provides the Transferee with the number of outstanding shares of Common Stock following such redemption which the Transferee can rely upon for this purpose, the Transferee will use such revised number of outstanding shares instead, unless and until further updated by a subsequent SEC filing and/or Company notice pursuant hereto.

(b) the Transferee has delivered to the Company an affidavit, attesting that immediately before and immediately after the transfer of this Warrant the Transferee and its Tax Affiliates (treated in the aggregate) are not a “5-percent shareholder” (as the term is defined under Section 382 of the Code treating, for this purpose, the Transferee and its Tax Affiliates in the aggregate as one individual) based on the number of outstanding shares determined in the manner provided in subsection (a) above.
(c) it does not have a principal purpose of the transfer is not to avoid or ameliorate the impact of an ownership change within the meaning of Treasury Regulation Section 1.382-4(d) related to the transfer of the Warrant;
(d) that it has performed and will continue to perform the Tax Covenants, applied as if the Transferee were the Purchaser referenced therein;
(e) the Transferee shall be subject to the terms and conditions of the Warrant, as if it were the original Holder thereunder, and Sections 4.2(a), (b), (c), (d), and (f) of the Securities Purchase Agreement, as if it were the Purchaser referenced thereunder, with respect to any exercise or transfer of the Warrant; and
(f) the Transferee understands and acknowledges that the transfer is dependent upon the representations and warranties of the Transferee being true and correct and that the Company shall be entitled to rely on and shall be the beneficiary of these representations and warranties.
[Signature Page to Follow]

Holder
Dated: , ____
Signature
Acknowledged and Agreed:

Transferee

Signature
Syntroleum Corporation hereby acknowledges receipt of this Notice of Transfer.

Syntroleum Corporation
By:
Title:
Date:

ANNEX B
PURCHASER
NOTICE

To:	Syntroleum Corporation 5416 South Yale, Suite 400 Tulsa, Oklahoma 74135 Fax: 918-592-7979
This Purchaser Notice (“Notice”) is being delivered pursuant to Section 2.1(b)(i) of that certain Securities Purchase Agreement dated October 14, 2009 (the “Agreement”) by and between Syntroleum Corporation, a Delaware corporation (the “Company”), and Fletcher International, Ltd., a company domiciled in Bermuda (the “Purchaser”). All capitalized terms used herein, and not otherwise defined, shall have the meanings set forth in the Agreement.
The Purchaser has the right to purchase up to a maximum of $8,000,000.00 of Common Stock from the Company at up to two closings of a minimum of $4,000,000.00 for the first such closing and up to the remainder of the $8,000,000.00, if any, at the second such closing, subject to the terms and conditions set forth in the Agreement. The Purchaser hereby irrevocably elects to exercise its right to purchase the amount set forth as the “Subsequent Closing Investment Amount” of Common Stock of the Company. The Subsequent Closing date shall be the date set forth below:

Subsequent Closing Date:	(at least 3 Business Days after the date of this Notice and no later than 3 Business Days prior to June 30, 2010)

Subsequent Closing Investment Amount:	(subject to the limitations set forth in Section 2.1(b))

Subsequent Closing Shares:	(Subsequent Closing Investment Amount divided by the Per Share Purchase Price) (rounded down to the nearest whole share)

In addition to any representations and warranties to be brought down upon the Subsequent Closing pursuant to the Agreement, the Purchaser hereby represents and warrants as follows:
(i) The Purchaser and its Tax Affiliates do not and will not own immediately before or immediately after, the Subsequent Closing, more than 4.95% of the shares of Common Stock of the Company outstanding at the time of such Subsequent Closing. For purposes of the foregoing sentence: (A) ownership of Common Stock shall include any long derivative or synthetic position or any other stock (as defined in Temporary Treasury Regulation Section 1.382-2T(f)(18) or any successor provision) of the Company held by the Purchaser or its Tax Affiliates; (B) notwithstanding any other provision in the Agreement (including the foregoing clause (A)), ownership of Common Stock shall not include any Common Stock which may be acquired pursuant to Section 2.1(b) of the Agreement or by exercise of any Warrant until such Common Stock is purchased and issued to the Purchaser or its Tax Affiliates; (C) any short actual, synthetic or derivative positions held by the Purchaser or its Tax Affiliates shall not decrease the amount of Common Stock they are treated as owning, and (D) for purposes of calculating the percentage ownership interest of the Purchaser and its Tax Affiliates as of a particular date, the aggregate number of shares of Common Stock outstanding shall be the number of outstanding shares of Common Stock of the Company most recently reported prior to such date by the Company in a filing with the SEC, provided, however, that if at least twenty (20) Business Days prior to the Subsequent Closing, the Company informed the Purchaser in writing that it has redeemed shares of its Common Stock and provided the Purchaser with the number of outstanding shares of Common Stock following such redemption which the Purchaser can rely upon for this purpose, the Purchaser shall use such revised number of outstanding shares instead, unless and until further updated by a subsequent SEC filing and/or Company notice pursuant hereto; and
(ii) Purchaser has delivered, and shall deliver upon the Subsequent Closing, to the Company the Affidavit specified in Section 4.2(d) of the Agreement.
[Signature Page of the Purchaser and Acknowledgement by the Company Follows]

Dated: , ___	Fletcher International, Ltd.
By its duly authorized investment advisor
FLETCHER ASSET MANAGEMENT, INC.
By:
Title:
Date:

By:
Title:
Date:
ACKNOWLEDGED AND ACCEPTED:

Syntroleum Corporation
By:
Title:
Date: